* As filed with the Securities and Exchange Commission on June 11, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEYNOTE SYSTEMS, INC.

(Exact name of the Registrant as specified in its charter)

Delaware	94-3226488
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 Mariners Island Boulevard

San Mateo, California 94404

(Address of principal executive offices, including zip code)

1999 Employee Stock Purchase Plan

(Full title of the plan)

Umang Gupta

Chief Executive Officer
Keynote Systems, Inc.
777 Mariners Island Boulevard

San Mateo, California 94404

(650) 403-2400

(Name, address and telephone number,
including area code, of agent for service)

Copy to:

Matthew Quilter, Esq.

Jeffrey Vetter, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California St.

Mountain View, California 94041

(650) 988-8500

(Counsel to the Registrant)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one)

Large accelerated Filer ☐	Accelerated Filer ☒
Non-accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	400,000	(2)	$12.33	(3)	$4,932,000.00	$565.21

(1)   This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1999 Employee Stock Purchase Plan (the “1999 ESPP”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)   Represents shares reserved on March 18, 2011 for issuance of awards that may be granted under the 1999 ESPP.  Shares issuable upon exercise of the stock purchase rights granted under the 1999 ESPP were previously registered on registration statements on Form S-8 filed with the Securities and Exchange Commission on September 24, 1999 (Registration No. 333-87791), November 13, 2001 (Registration No. 333-73244), March 29, 2002 (Registration No. 333-85242) and July 29, 2003 (Registration No. 333-107442).

(3)   Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, and based on $14.51, the average of the high and low sales price reported on the NASDAQ Global Market on June 7, 2012, multiplied by 85%.  Pursuant to the Registrant’s 1999 ESPP, the purchase price of a share is 85% of the fair market value of the Registrant’s common stock.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

This registration statement on Form S-8 registers an aggregate of 400,000 additional shares of common stock of Keynote Systems, Inc. (the “Registrant”) reserved on March 18, 2011, for issuance upon exercise of stock purchase rights granted under the Registrant’s 1999 Employee Stock Purchase Plan (the “1999 ESPP”), pursuant to the terms of such plan. This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on September 24, 1999 (Registration No. 333-87791), November 13, 2001 (Registration No. 333-73244), March 29, 2002 (Registration No. 333-85242) and July 29, 2003 (Registration No. 333-107442).

Amendments to the 1999 ESPP were approved by the Registrant’s stockholders at its 2011 Annual Meeting of Stockholders to increase the number of shares issuable thereunder by 400,000 shares.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, Keynote Systems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on this 11th day of June 2012.

KEYNOTE SYSTEMS, INC.

By:	/s/ Curtis H. Smith
Curtis H. Smith
Chief Financial Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Umang Gupta, Curtis H. Smith and David F. Peterson, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement on Form S-8, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date
Principal Executive Officer:

/s/ UMANG GUPTA	Chairman of the Board, Chief Executive Officer	June 11, 2012
Umang Gupta	and Director

Principal Financial Officer:

/s/ CURTIS H. SMITH	Chief Financial Officer	June 11, 2012
Curtis H. Smith

Principal Accounting Officer:

/s/ DAVID F. PETERSON	Chief Accounting Officer	June 11, 2012
David F. Peterson

Additional Directors:

/s/ JENNIFER M. JOHNSON	Director	June 11, 2012
Jennifer M. Johnson

/s/ CHARLES BOESENBERG	Director	June 11, 2012
Charles Boesenberg

/s/ MOHAN GYANI	Director	June 11, 2012
Mohan Gyani

/s/ RAYMOND L. OCAMPO JR.	Director	June 11, 2012
Raymond L. Ocampo Jr.

/s/ DR. DEBORAH RIEMAN	Director	June 11, 2012
Dr. Deborah Rieman

/s/ ANTHONY SUN	Director	June 11, 2012
Anthony Sun

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Filing Date	Exhibit No.	Filed Herewith
3.01	Amended and Restated Certificate of Incorporation.	S-1	333-94651	01-14-00	3.04
3.02	Bylaws, as amended.	8-K	000-27241	12-10-08	3.01
4.01	Form of Specimen Stock Certificate for Keynote common stock.	S-1	333-82781	09-22-99	4.01
5.01	Opinion of Fenwick & West LLP					X
10.01	Forms of enrollment form, subscription agreement, notice of withdrawal and notice of suspension related to the 1999 Employee Stock Purchase Plan.	S-1	333-82781	08-23-99	10.05
10.02	1999 Employee Stock Purchase Plan, as amended.	DEF 14A	000-27241	01-28-11	App.A
23.01	Consent of Independent Registered Public Accounting Firm					X
23.02	Consent of Independent Auditors for the financial statements of Mobile Complete Inc.					X
23.03	Consent of Fenwick & West LLP (filed as part of Exhibit 5.1)					X
24.01	Power of Attorney (filed as part of signature page)					X